Exhibit 99.1

News Release

General Inquiries: Jeanne Leonard, Liberty Property Trust, 610.648.1704

Marguerite Nader Joins Liberty Property Trust’s Board of Trustees

Malvern, PA — June 22, 2017 - Liberty Property Trust today announced that Marguerite Nader has joined Liberty’s board of trustees.

Ms. Nader is president and chief executive officer of Equity LifeStyle Properties, Inc. (NYSE: ELS), and has served on their board of directors since 2013. She joined Equity LifeStyle Properties in 1993 and has held various positions in asset management, new business development and marketing. Prior to being appointed chief executive officer, she served as president and chief financial officer.  Ms. Nader has served on the National Association of Real Estate Investment Trusts (“NAREIT”) Board of Governors since 2013.

“We are thrilled to welcome Marguerite Nader to Liberty’s board of trustees,” said Bill Hankowsky, Liberty’s chairman and chief executive officer, “As the dynamic leader of a major publicly-traded real estate company, Ms. Nader has a wealth of experience in all aspects of real estate operations, finance and investment, and she will bring to our board a unique and valuable perspective on the strategic direction and affairs of our business.”

In addition to Ms. Nader and Mr. Hankowsky, Liberty’s board of trustees consists of Frederick F. Buchholz, executive vice president, Lend Lease Real Estate Investments (retired); Tom DeLoach, executive vice president, Mobil Oil Corporation (retired); Katherine Dietze, global chief operating officer, investment banking division of Credit Suisse First Boston (retired); Antonio Fernandez, president at AFF Advisory, LLC.; Daniel P. Garton, president and chief executive officer, American Eagle Airlines (retired); M. Leanne Lachman, president, Lachman Associates; David L. Lingerfelt, partner in the law firm of Setliff & Holland; Frederic Tomczyk, president and chief executive officer of TD Ameritrade Holding Corporation (retired).

About Liberty Property Trust

Liberty Property Trust (NYSE:LRY) is a leader in commercial real estate, serving customers in the United States and United Kingdom, through the development, acquisition, ownership and management of superior office and industrial properties. Liberty’s 98 million square foot portfolio includes 558 properties which provide office, distribution and light manufacturing facilities to 1,200 tenants.

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